This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated November 2, 1998 and the related Letter of Transmittal and is being made to all holders of Shares.

The Offer is not being made to (nor will Exh (d)(7) to 13E-3 tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Goldman, Sachs & Co., or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                             CITIZENS CORPORATION
                                      BY
                       CITIZENS ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                        ALLMERICA FINANCIAL CORPORATION
                                      AT
                         $29.00 NET PER SHARE IN CASH

     Citizens Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Allmerica Financial Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Citizens Corporation, a Delaware corporation (the "Company"), at a price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 2, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY OR ANY COMMITTEE THEREOF. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN TERMS AND CONDITIONS AS SET FORTH IN THE OFFER TO PURCHASE.

     The Offer is conditioned upon, among other things, there having been validly tendered (and not properly withdrawn) prior to the Expiration Date (as defined below) a number of Shares which, together with the Shares beneficially owned directly or indirectly by Parent, will constitute at least 90 percent of the total outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Condition"). The Offer is subject to other terms and conditions, including receipt of certain insurance regulatory approvals, set forth in the Offer to Purchase. The Purchaser estimates that approximately 2,394,260 Shares will need to be validly tendered (and not properly withdrawn) to satisfy the Minimum Condition. The Purchaser expressly reserves the right to waive the Minimum Condition and to purchase any Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

     The Purchaser is making the Offer for the purpose of acquiring more than 90 percent of the outstanding Shares and then consummating a "short-form merger" under Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which the Purchaser will be merged with and into the Company (the "Merger" and, together with the Offer, the "Transaction"). The Directors of the Purchaser have approved the consummation of the Merger for the same price per Share as paid in the Offer, subject to certain conditions, including ownership of 90 percent of the outstanding Shares. Once the Purchaser acquires at least 90 percent of the Shares, the Purchaser intends to effect the Merger, which will not require (i) any action by the Board of Directors of the Company or (ii) the affirmative vote of any other stockholder as permitted by
Section 253 of the DGCL. As of October 1, 1998, the Purchaser owned no Shares and Parent, through its subsidiaries, owned 29,093,500 Shares, or approximately 83% of Shares outstanding.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York, as depositary (the "Depositary"), of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN ACCEPTING FOR PAYMENT OR MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, December 2, 1998, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open, including upon the occurrence of any condition specified in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 1, 1999. For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered holders and the serial numbers shown on such Share Certificates must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal. Withdrawals of tenders may not be rescinded, and any Share properly withdrawn will thereafter be deemed not validly tendered for the purpose of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for a failure to give such notification.

     The information required to be disclosed by Rule 14d-6(e)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Company's stockholder list and security position listings to the Purchaser for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers as set forth below and additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                       Carlstadt, New Jersey  07072-2586
                 Banks and Brokers call collect (201) 896-1900
                    All others call toll free (888) 296-3503
                                (888) 296-3503

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)



November 2, 1998


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